Exhibit 99.1

NEWS RELEASE

COMERICA REPORTS FOURTH QUARTER AND 2009 RESULTS

Broad-Based Improvement in Fourth Quarter Credit Quality

Net Charge-offs, Nonperforming Assets and Provision for Loan Losses All Decline

Net Interest Margin Expands 26 Basis Points

Deposit Growth Remains Strong

Net Income of $17 Million for Full-Year 2009

DALLAS/January 21, 2010 — Comerica Incorporated (NYSE: CMA) today reported a fourth quarter 2009 net loss of $29 million, compared to net income of $19 million for the third quarter 2009 and $20 million for the fourth quarter 2008.  After preferred dividends of $33 million and $34 million in the fourth quarter and third quarters of 2009, respectively, and $17 million in the fourth quarter 2008, the net loss applicable to common stock was $62 million, or $0.41 per diluted share, for the fourth quarter 2009, compared to a net loss applicable to common stock of $15 million, or $0.10 per diluted share, for the third quarter 2009 and net income applicable to common stock of $3 million, or $0.02 per diluted share, for the fourth quarter 2008.  Fourth quarter 2009 included a $257 million provision for loan losses, compared to $311 million for the third quarter 2009 and $192 million for the fourth quarter 2008, and net securities gains of $10 million, compared to $107 million for the third quarter 2009 and $4 million for the fourth quarter 2008.

(dollar amounts in millions, except per share data)	4th Qtr ‘09		3rd Qtr ‘09	4th Qtr ‘08
Net interest income	$396		$385	$431
Provision for loan losses	257		311	192
Noninterest income	214		315	174
Noninterest expenses	424		399	411

Net income (loss)	(29)		19	20
Preferred stock dividends to U.S. Treasury	33		34	17
Net income (loss) applicable to common stock	(62)		(15)	3

Diluted earnings (loss) per common share	(0.41)		(0.10)	0.02

Tier 1 capital ratio	12.46	%(a)	12.21%	10.66%
Tangible common equity ratio (b)	7.99		7.96	7.21

Net interest margin (c)	2.94		2.68	2.82

(a)	December 31, 2009 ratio is estimated.

(b)	See Reconciliation of Non-GAAP Financial Measures.

(c)

Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 13 basis points and 16 basis points in the fourth and third quarters of 2009, respectively, and by 3 basis points in the fourth quarter of 2008. Excluding excess liquidity, the net interest margin would have been 3.07%, 2.84% and 2.85% in each respective period.

- more -

Net income was $17 million for full-year 2009, compared to $213 million for full-year 2008. After preferred dividends of $134 million and $17 million in 2009 and 2008, respectively, the net loss applicable to common stock was $117 million, or $0.77 per diluted share, for full-year 2009, compared to net income applicable to common stock of $196 million, or $1.29 per diluted share, for full-year 2008. The most significant items contributing to the decrease in net income were an increase in the provision for credit losses of $397 million, a decline in net interest income of $248 million and an increase in Federal Deposit Insurance Corporation (FDIC) insurance expense of $74 million.  These were partially offset by a $176 million increase in net securities gains, an $88 million auction-rate securities charge in 2008 (included in “litigation and operational losses”), and a $94 million decrease in salaries expense.

“We saw many encouraging signs in the fourth quarter, including improved credit metrics, continued strong deposit growth, a slower pace of decline in loan demand and a notable increase in the net interest margin,” said Ralph W. Babb Jr., chairman and chief executive officer.  “These positive developments lead us to believe our core fundamentals will continue to show improvement in 2010.

“With unemployment still at 10 percent, business owners and managers, as well as consumers, remain cautious.  However, our customers are conveying a more confident tone and we are seeing more loans in the pipeline.  Combined with our solid capital position and dedicated colleagues, we believe we are ideally positioned to develop new relationships, and expand existing ones, as the economy continues its recovery.”

Fourth Quarter and Full-Year 2009 Overview

Fourth Quarter 2009 Compared to Third Quarter 2009

•                  Average earning assets decreased $3.6 billion, reflecting decreases of $2.0 billion in average loans and $1.6 billion in other earning assets, primarily Federal Reserve Bank deposits and investment securities. The decline in loans slowed significantly in the fourth quarter 2009 and reflected subdued demand from customers in a recovering economic environment.

•                  Average core deposits increased $935 million in the fourth quarter 2009, reflecting a $1.2 billion increase in noninterest-bearing deposits and a $1.0 billion increase in money market and NOW deposits, partially offset by a $1.3 billion decrease in higher-cost customer certificates of deposit.

•                  Net interest income increased $11 million, to $396 million for the fourth quarter 2009 compared to $385 million for the third quarter 2009.

•                  The net interest margin of 2.94 percent increased 26 basis points, from 2.68 percent in the third quarter 2009. Excluding excess liquidity, represented by average balances deposited with the Federal Reserve Bank, the net interest margin would have been 3.07 percent, an increase of 23 basis points from 2.84 percent in the third quarter 2009, resulting primarily from maturing wholesale funding.  Also, Business Bank loan spreads continued to improve.

•                  Net credit-related charge-offs were $225 million, or 2.10 percent of average total loans, for the fourth quarter 2009, compared to $239 million, or 2.14 percent of average total loans, for the third quarter 2009. The provision for loan losses was $257 million for the fourth quarter 2009, compared to $311 million for the third quarter 2009, and the period-end allowance to total loans ratio increased to 2.34 percent at December 31, 2009, from 2.19 percent at September 30, 2009. Nonaccrual loans at December 31, 2009 declined $31 million from September 30, 2009. Nonaccrual loans were charged down 44 percent as of December 31, 2009, compared to 41 percent as of September 30, 2009 and 34 percent one year ago.

•                  Noninterest income decreased $101 million, primarily due to a $97 million decrease in net securities gains ($10 million in the fourth quarter 2009 compared to $107 million in the third quarter 2009).

Fourth Quarter 2009 Compared to Third Quarter 2009 (continued)

•                  Noninterest expenses increased $25 million from the third quarter, primarily due to increases in other real estate expense ($12 million) and severance and related expenses ($11 million, a workforce reduction of approximately 300).

•                  The provision for income taxes decreased $13 million from the third quarter, reflecting the decrease in income before income taxes, partially offset by the third quarter 2009 recognition of interest benefits related to certain anticipated federal tax refunds ($9 million, after-tax).

•                  The tangible common equity ratio was 7.99 percent at December 31, 2009, an increase of three basis points from September 30, 2009. The estimated Tier 1 common ratio was 8.18 percent and the estimated Tier 1 capital ratio was 12.46 percent at December 31, 2009, increases of 14 basis points and 25 basis points, respectively, from September 30, 2009.

Full-Year 2009 Compared to Full-Year 2008

•                  Average loans in 2009 were $46.2 billion, a decrease of $5.6 billion from 2008, with declines in all geographic markets, consistent with post-recessionary environments, when loan demand is weak. Average earning assets were $58.2 billion in 2009, a decrease of $2.2 billion from 2008, as excess liquidity and investment securities increased.

•                  Average core deposits increased $973 million, reflecting a $2.3 billion increase in noninterest-bearing deposits, partially offset by a $1.3 billion decrease in money market and NOW deposits.

•                  The net interest margin was 2.72 percent for 2009, compared to 3.02 percent for 2008.  The decrease in the net interest margin was primarily due to loan rates declining faster than deposit rates with late 2008 rate reductions, excess liquidity and the reduced contribution of noninterest-bearing funds in a significantly lower rate environment, partially offset by increased loan spreads.  Excluding excess liquidity, the net interest margin would have been 2.83 percent for 2009, compared to 3.03 percent for 2008.

•                  Noninterest income increased $157 million compared to 2008, largely due to increases in net securities gains ($176 million) and deferred compensation asset returns ($36 million) (offset by an increase in deferred compensation plan costs in noninterest expenses), partially offset by decreases in fiduciary income ($38 million).

•                  Noninterest expenses decreased $102 million, or six percent, compared to 2008, primarily due to decreases in salaries expense ($94 million), reflecting a decline in workforce and reduced incentives, the provision for credit losses on lending-related commitments ($19 million), discretionary expenses and an $88 million charge in 2008 related to the repurchase of auction-rate securities (included in “litigation and operational expenses”), partially offset by increases in FDIC insurance expense ($74 million), other real estate expense ($38 million) and pension expense ($37 million).  Full-time equivalent employees decreased eight percent from year-end 2008 to year-end 2009.

•                  Net credit-related charge-offs were 1.88 percent of average total loans for 2009, compared to 91 basis points for 2008, largely due to credit issues concentrated in residential real estate development in the Commercial Real Estate business line.

Net Interest Income and Net Interest Margin

(dollar amounts in millions)	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Net interest income	$396	$385	$431

Net interest margin (a)	2.94%	2.68%	2.82%

Selected average balances:
Total earning assets	$53,953	$57,513	$61,134
Total investment securities	8,587	9,070	8,734
Federal Reserve Bank deposits (excess liquidity)	2,453	3,492	778
Total loans	42,753	44,782	51,338

Total core deposits (b)	36,742	35,807	33,098
Total noninterest-bearing deposits	14,430	13,225	10,575

(a)

Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 13 basis points and 16 basis points in the fourth and third quarters of 2009, respectively, and by 3 basis points in the fourth quarter of 2008. Excluding excess liquidity, the net interest margin would have been 3.07%, 2.84% and 2.85% in each respective period.

(b)	Core deposits exclude other time deposits and foreign office time deposits.

•                  The $11 million increase in net interest income in the fourth quarter 2009, when compared to third quarter 2009, resulted primarily from an increase in the net interest margin.

•                  The net interest margin of 2.94 percent increased 26 basis points, compared to third quarter 2009, primarily from maturing wholesale funding. The net interest margin was reduced by approximately 13 basis points in the fourth quarter 2009 from excess liquidity, which was represented by $2.5 billion of average balances deposited with the Federal Reserve Bank, compared to a reduction of 16 basis points from $3.5 billion of average balances in the third quarter 2009, and by three basis points from $778 million of average balances in the fourth quarter 2008. The decrease in Federal Reserve Bank deposits was mostly due to maturities of other time deposits (brokered retail certificates of deposit).

•                  Fourth quarter 2009 average core deposits increased $935 million compared to third quarter 2009, reflecting a $1.2 billion increase in noninterest-bearing deposits and a $1.0 billion increase in money market and NOW deposits, partially offset by a $1.3 billion decrease in higher-cost customer certificates of deposit.

Noninterest Income

Noninterest income was $214 million for the fourth quarter 2009, compared to $315 million for the third quarter 2009 and $174 million for the fourth quarter 2008. The $101 million decrease in noninterest income in the fourth quarter 2009, compared to the third quarter 2009, was primarily due to a decrease in net securities gains on sales of mortgage-backed government agency securities of $97 million.  Selected categories of noninterest income are highlighted in the following table.

(in millions)	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Net securities gains	$10	$107	$4
Other noninterest income
Net loss from principal investing and warrants	—	(1)	(5)
Deferred compensation asset returns (a)	3	4	(18)
Gain on repurchase of debt	8	7	—

(a)

Compensation deferred by Comerica officers is invested in stocks and bonds to reflect the investment selections of the officers. Income (loss) earned on these assets is reported in noninterest income and the offsetting increase (decrease) in the liability is reported in salaries expense.

Noninterest Expenses

Noninterest expenses were $424 million for the fourth quarter 2009, compared to $399 million for the third quarter 2009 and $411 million for the fourth quarter 2008. The $25 million increase in noninterest expenses in the fourth quarter 2009, compared to the third quarter 2009, was primarily due to increases in other real estate expense ($12 million) and severance and related expenses ($11 million).  Full-time equivalent staff decreased by approximately 54 employees from September 30, 2009 and 856 employees, or eight percent, from December 31, 2008.  Certain categories of noninterest expenses are highlighted in the table below.

	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Salaries
Regular salaries	$140	$142	$152
Severance	9	—	24
Incentives (including commissions)	15	17	19
Deferred compensation plan costs	3	5	(18)
Share-based compensation	7	7	10
Total salaries	174	171	187
Employee benefits
Pension expense	14	14	5
Other benefits	35	37	43
Severance-related benefits	2	—	5
Total employee benefits	51	51	53

FDIC insurance expense	15	15	7
Other real estate expense	22	10	5

Credit Quality

“We were pleased to see broad-based improvement in credit quality in the fourth quarter, with declines in net charge-offs, nonperforming assets and the provision for loan losses,” said Babb.  “We also saw inflows to nonaccrual loans slow in the fourth quarter, and our watch list loans decreased, as well.  We believe these improved credit metrics are the result of our diligent management of credit throughout this economic cycle.”

•                  The provision for loan losses decreased $54 million, with declines in the Midwest, Western, Texas and Florida markets, and primarily in the Commercial Real Estate and Middle Market business lines.

•                  Net credit-related charge-offs in the Commercial Real Estate business line in the fourth quarter 2009 decreased to $62 million, from $91 million in the third quarter 2009. Commercial Real Estate net credit-related charge-offs decreased in Western, Texas, Florida and Other Markets, slightly offset by an increase in the Midwest market.

•                  Nonperforming assets decreased $13 million to $1.3 billion, or 3.06 percent of total loans and foreclosed property, at December 31, 2009.

•                  During the fourth quarter 2009, $266 million of loan relationships greater than $2 million were transferred to nonaccrual status, a decrease of $95 million from the third quarter 2009.  Of the transfers of loan relationships greater than $2 million to nonaccrual in the fourth quarter 2009, $85 million were in Middle Market and $64 million were in the Commercial Real Estate business line.  Commercial Real Estate business line transfers to nonaccrual decreased $147 million from the third quarter 2009.

•                  Nonaccrual loans were charged down 44 percent as of December 31, 2009, compared to 41 percent as of September 30, 2009 and 34 percent one year ago.

•                  Loans past due 90 days or more and still accruing were $101 million at December 31, 2009, a decrease of $60 million compared to September 30, 2009.

•                  The allowance for loan losses to total loans ratio increased to 2.34 percent at December 31, 2009, from 2.19 percent at September 30, 2009 and 1.52 percent at December 31, 2008.

(dollar amounts in millions)	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Net loan charge-offs	$225	$239	$133
Net lending-related commitment charge-offs	—	—	—
Total net credit-related charge-offs	225	239	133
Net loan charge-offs/Average total loans	2.10%	2.14%	1.04%
Net credit-related charge-offs/Average total loans	2.10	2.14	1.04

Provision for loan losses	$257	$311	$192
Provision for credit losses on lending-related commitments	2	2	(2)
Total provision for credit losses	259	313	190

Nonperforming loans	1,181	1,196	917
Nonperforming assets (NPAs)	1,292	1,305	983
NPAs/Total loans and foreclosed property	3.06%	2.99%	1.94%

Loans past due 90 days or more and still accruing	$101	$161	$125

Allowance for loan losses	985	953	770
Allowance for credit losses on lending-related commitments (a)	37	35	38
Total allowance for credit losses	1,022	988	808
Allowance for loan losses/Total loans	2.34%	2.19%	1.52%
Allowance for loan losses/Nonperforming loans	83	80	84

(a) Included in “Accrued expenses and other liabilities” on the consolidated balance sheets.

Balance Sheet and Capital Management

Total assets and common shareholders’ equity were $59.3 billion and $4.9 billion, respectively, at December 31, 2009, compared to $59.6 billion and $4.9 billion, respectively, at September 30, 2009. There were approximately 151 million common shares outstanding at December 31, 2009.

Comerica’s tangible common equity ratio was 7.99 percent at December 31, 2009. The fourth quarter 2009 estimated Tier 1 common, Tier 1 and total risk-based capital ratios were 8.18 percent, 12.46 percent and 16.93 percent, respectively.

Full-Year 2010 Outlook

For 2010, management expects the following, compared to 2009, based on a modestly improving economic environment:

•	Management expects low single-digit period-end to period-end loan growth. Investment securities are expected to remain at a level similar to year-end 2009.
•

Based on no increase in the Federal Funds rate, management expects an average full-year net interest margin between 3.15 percent and 3.25 percent, reflecting the benefit, compared to full-year 2009, from improved loan pricing, lower funding costs and a lower level of excess liquidity.

•

Management expects full-year net credit-related charge-offs to decrease to between $775 million and $825 million. The provision for credit losses is expected to be slightly in excess of net charge-offs.

•	Management expects flat noninterest income, after excluding $243 million of 2009 net securities gains.
•	Management expects a low single-digit decrease in noninterest expenses.
•

Management expects income tax expense to approximate 35 percent of income before income taxes less approximately $60 million of permanent differences related to low-income housing and bank-owned life insurance.

Business Segments

Comerica’s continuing operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management.  The Finance Division also is included as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at December 31, 2009 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses fourth quarter 2009 results compared to third quarter 2009.

The following table presents net income (loss) by business segment.

(dollar amounts in millions)	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Business Bank	$65	$22	$53
Retail Bank	(12)	(11)	(34)
Wealth & Institutional Management	5	10	13
	58	21	32
Finance	(62)	(7)	(37)
Other (a)	(25)	5	25
Total	$(29)	$19	$20

(a)	Includes discontinued operations and items not directly associated with the three major business segments or the Finance Division.

Business Bank

(dollar amounts in millions)	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Net interest income (FTE)	$343	$346	$329
Provision for loan losses	180	252	138
Noninterest income	77	72	61
Noninterest expenses	164	160	172
Net income	65	22	53

Net credit-related charge-offs	183	195	101

Selected average balances:
Assets	32,655	34,822	41,332
Loans	32,289	34,116	40,245
Deposits	16,944	15,735	13,789

Net interest margin	4.21%	4.01%	3.24%

•	Average loans decreased $1.8 billion, reflecting declines across all markets and businesses. The decline in loans slowed in the fourth quarter 2009.
•	Average deposits increased $1.2 billion, primarily due to increases in Global Corporate, Technology and Life Sciences, Middle Market and Commercial Real Estate.
•

The net interest margin of 4.21 percent increased 20 basis points, primarily due to an increase in deposit spreads and an increase in noninterest-bearing deposits. Also, loan spreads continued to improve.

•	The provision for loan losses decreased $72 million, due to decreases in Commercial Real Estate and Middle Market.
•	Noninterest income increased $5 million, reflecting increases in several fee categories.
•

Noninterest expenses increased $4 million, due to increases in other real estate and severance and related expenses, partially offset by a decrease in the provision for credit losses on lending-related commitments.

Retail Bank

(dollar amounts in millions)	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Net interest income (FTE)	$129	$127	$129
Provision for loan losses	36	42	44
Noninterest income	48	50	49
Noninterest expenses	161	154	180
Net loss	(12)	(11)	(34)

Net credit-related charge-offs	30	34	23

Selected average balances:
Assets	6,257	6,445	7,007
Loans	5,733	5,904	6,379
Deposits	17,020	17,563	17,065

Net interest margin	3.02%	2.87%	3.01%

•                  Average loans decreased $171 million, across all businesses. The decline in loans slowed in the fourth quarter 2009.

•                  Average deposits decreased $543 million, primarily due to a decrease in higher-cost customer certificates of deposit, partially offset by an increase in noninterest-bearing, NOW and money market deposits.

•                  The net interest margin of 3.02 percent increased 15 basis points, due to an increase in deposit spreads related to maturing higher-cost customer certificates of deposit.

•                  The provision for loan losses decreased $6 million, due to a decrease in Small Business.

•                  Noninterest expenses increased $7 million, primarily due to increases in severance and related expenses and other real estate expense.

Wealth and Institutional Management

(dollar amounts in millions)	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Net interest income (FTE)	$42	$42	$38
Provision for loan losses	19	20	13
Noninterest income	60	66	73
Noninterest expenses	76	73	80
Net income	5	10	13

Net credit-related charge-offs	12	10	9

Selected average balances:
Assets	4,841	4,856	4,879
Loans	4,746	4,760	4,724
Deposits	2,849	2,735	2,255

Net interest margin	3.50%	3.48%	3.14%

•                  Average loans decreased $14 million.

•                  Average deposits increased $114 million, reflecting an increase in noninterest-bearing, NOW  and money market deposits, partially offset by a decrease in higher-cost customer certificates of deposit.

•                  The net interest margin of 3.50 percent increased two basis points, primarily due to the benefit provided by an increase in noninterest-bearing deposits, partially offset by a decrease in loan spreads.

•                  Noninterest income decreased $6 million, primarily due to a decrease in net securities gains.

•                  Noninterest expenses increased $3 million, reflecting nominal increases in several categories.

Geographic Market Segments

Comerica also provides market segment results for four primary geographic markets: Midwest, Western, Texas and Florida.  In addition to the four primary geographic markets, Other Markets and International are also reported as market segments.  The financial results below are based on methodologies in effect at December 31, 2009 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses fourth quarter 2009 results compared to third quarter 2009.

The following table presents net income (loss) by market segment.

(dollar amounts in millions)	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Midwest	$13	$(6)	$14
Western	7	(7)	2
Texas	13	7	4
Florida	3	(12)	(7)
Other Markets	22	29	15
International	—	10	4
	58	21	32
Finance & Other Businesses (a)	(87)	(2)	(12)
Total	$(29)	$19	$20

(a)	Includes discontinued operations and items not directly associated with the geographic markets.

Midwest Market

(dollar amounts in millions)	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Net interest income (FTE)	$205	$209	$202
Provision for loan losses	102	144	59
Noninterest income	106	107	109
Noninterest expenses	192	188	218
Net income (loss)	13	(6)	14

Net credit-related charge-offs	97	102	38

Selected average balances:
Assets	16,090	16,987	19,942
Loans	15,811	16,387	18,966
Deposits	17,201	17,395	16,204

Net interest margin	4.73%	4.72%	4.21%

•                  Average loans decreased $576 million, reflecting declines in Middle Market and Global Corporate. The decline in loans slowed in the fourth quarter 2009.

•                  Average deposits decreased $194 million, due to a decrease in Personal Banking, partially offset by an increase in Global Corporate.

•                  The net interest margin of 4.73 percent increased one basis point, primarily due to an increase in deposit spreads related to maturing higher-cost customer certificates of deposit.

•                  The provision for loan losses decreased $42 million, primarily due to a decline in Middle Market.

•                  Noninterest expenses increased $4 million, due to increases in other real estate expense and severance and related expenses, partially offset by a decrease in the provision for credit losses on lending-related commitments.

Western Market

(dollar amounts in millions)	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Net interest income (FTE)	$163	$159	$157
Provision for loan losses	79	101	70
Noninterest income	33	33	34
Noninterest expenses	110	106	114
Net income (loss)	7	(7)	2

Net credit-related charge-offs	85	95	65

Selected average balances:
Assets	13,484	14,114	16,243
Loans	13,289	13,923	16,032
Deposits	11,899	11,146	10,762

Net interest margin	4.85%	4.53%	3.88%

•                  Average loans decreased $634 million, primarily due to declines in Middle Market, Commercial Real Estate and National Dealer Services.  The decline in loans slowed in the fourth quarter 2009.

•                  Average deposits increased $753 million, primarily due to increases in Technology and Life Sciences, Middle Market and Commercial Real Estate.

•                  The net interest margin of 4.85 percent increased 32 basis points, primarily due to the benefit provided by an increase in noninterest-bearing deposits.

•                  The provision for loan losses decreased $22 million, due to a decrease in Commercial Real Estate.

•                  Noninterest expenses increased $4 million, primarily due to an increase in other real estate expense.

Texas Market

(dollar amounts in millions)	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Net interest income (FTE)	$78	$77	$72
Provision for loan losses	20	29	19
Noninterest income	23	22	20
Noninterest expenses	61	58	63
Net income	13	7	4

Total net credit-related charge-offs	13	22	8

Selected average balances:
Assets	7,118	7,444	8,215
Loans	6,934	7,221	7,974
Deposits	4,737	4,609	4,070

Net interest margin	4.46%	4.22%	3.57%

•	Average loans decreased $287 million, primarily due to Energy Lending and Middle Market. The decline in loans slowed in the fourth quarter 2009.
•	Average deposits increased $128 million, primarily due to increases in Small Business, Global Corporate and Middle Market, partially offset by a decline in Personal Banking.
•

The net interest margin of 4.46 percent increased 24 basis points, primarily due to an increase in loan spreads and the benefit provided by an increase in noninterest-bearing deposits and maturing higher-cost customer certificates of deposit.

•	The provision for loan losses decreased $9 million, due to declines in Energy Lending and Middle Market.
•	Noninterest expenses increased $3 million, reflecting nominal increases in several categories.

Florida Market

(dollar amounts in millions)	4th Qtr ‘09	3rd Qtr ‘09	4th Qtr ‘08
Net interest income (FTE)	$10	$11	$11
Provision for loan losses	—	24	14
Noninterest income	3	3	4
Noninterest expenses	9	10	11
Net income (loss)	3	(12)	(7)

Net credit-related charge-offs	4	9	6

Selected average balances:
Assets	1,608	1,673	1,938
Loans	1,613	1,674	1,942
Deposits	333	327	222

Net interest margin	2.57%	2.70%	2.26%

•	Average loans decreased $61 million, primarily due to decreases in Middle Market and Commercial Real Estate. The decline in loans slowed in the fourth quarter 2009.
•	Average deposits increased $6 million, primarily due to an increase in Private Banking.
•	The net interest margin of 2.57 percent decreased 13 basis points, primarily due to a decrease in loan spreads.
•	The provision for loan losses decreased $24 million, due decreases in Commercial Real Estate, Middle Market and Private Banking.

Conference Call and Webcast

Comerica will host a conference call to review fourth quarter 2009 financial results at 7 a.m. CT Thursday, January 21, 2010. Interested parties may access the conference call by calling (800) 309-2262 or (706) 679-5261 (event ID No. 47127335). The call and supplemental financial information can also be accessed on the Internet at www.comerica.com.  A replay will be available approximately two hours following the conference call through January 31, 2010. The conference call replay can be accessed by calling (800) 642-1687 or (706) 645-9291 (event ID No. 47127335). A replay of the Webcast can also be accessed via Comerica’s “Investor Relations” page at www.comerica.com.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada, China and Mexico.

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica’s results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconcilement to the comparable GAAP financial measure, can be found in this press release.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-looking Statements

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica’s management based on information known to Comerica’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica’s management for future or past operations, products or services, and forecasts of Comerica’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica’s management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica’s actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences are further economic downturns, changes in the pace of an economic recovery and related changes in employment levels, changes in real estate values, fuel prices, energy costs or other events that could affect customer income levels or general economic conditions, changes related to the headquarters relocation or to its underlying assumptions, the effects of recently enacted legislation, such as the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, and actions taken by the U.S. Department of Treasury, the Board of Governors of the Federal Reserve System, the Texas Department of Banking  and the Federal Deposit Insurance Corporation, the effects of war and other armed conflicts or acts of terrorism, the effects of natural disasters including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts  and floods, the disruption of private or public utilities, the implementation of Comerica’s strategies and business models, management’s ability to maintain and expand customer relationships, changes in customer borrowing, repayment, investment and deposit practices, management’s ability to retain key officers and employees, changes in the accounting treatment of any particular item, the impact of regulatory examinations, declines or other changes in the businesses or industries in which Comerica has a concentration of loans, including, but not limited to, the automotive production industry and the real estate business lines, the anticipated performance of any new banking centers, the entry of new competitors in Comerica’s markets, changes in the level of fee income, changes in applicable laws and regulations, including those concerning taxes, banking, securities and insurance, changes in trade, monetary and fiscal policies, including the interest rate policies of the Board of Governors of the Federal Reserve System, fluctuations in inflation or interest rates, changes in general economic, political or industry conditions and related credit and market conditions, the interdependence of financial service companies and adverse conditions in the stock market. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Walter Galloway
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
(in millions, except per share data)	2009	2009	2008	2009	2008
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income (loss)	$(0.41)	$(0.10)	$0.02	$(0.77)	$1.29
Cash dividends declared	0.05	0.05	0.33	0.20	2.31
Common shareholders’ equity (at period end)	31.82	31.90	33.31

Average diluted shares (in thousands)	151,516	151,478	150,834	151,460	151,035

KEY RATIOS
Return on average common shareholders’ equity	(5.10)%	(1.27)%	0.19%	(2.37)%	3.79%
Return on average assets	(0.19)	0.12	0.12	0.03	0.33
Tier 1 common capital ratio (a) (b)	8.18	8.04	7.08
Tier 1 risk-based capital ratio (b)	12.46	12.21	10.66
Total risk-based capital ratio (b)	16.93	16.79	14.72
Leverage ratio (b)	13.22	12.46	11.77
Tangible common equity ratio (a)	7.99	7.96	7.21

AVERAGE BALANCES
Commercial loans	$21,971	$23,401	$28,507	$24,534	$28,870
Real estate construction loans	3,703	4,033	4,536	4,140	4,715
Commercial mortgage loans	10,393	10,359	10,613	10,415	10,411
Residential mortgage loans	1,664	1,720	1,851	1,756	1,886
Consumer loans	2,517	2,550	2,639	2,553	2,559
Lease financing	1,181	1,218	1,359	1,231	1,356
International loans	1,324	1,501	1,833	1,533	1,968
Total loans	42,753	44,782	51,338	46,162	51,765

Earning assets	53,953	57,513	61,134	58,162	60,422
Total assets	58,396	61,948	65,981	62,809	65,185
Noninterest-bearing deposits	14,430	13,225	10,575	12,900	10,623
Interest-bearing core deposits	22,312	22,582	22,523	22,435	23,739
Total core deposits	36,742	35,807	33,098	35,335	34,362
Common shareholders’ equity	4,876	4,923	5,206	4,959	5,166
Total shareholders’ equity	7,024	7,065	6,301	7,099	5,442

NET INTEREST INCOME
Net interest income (fully taxable equivalent basis) (c)	$398	$387	$434	$1,575	$1,821
Fully taxable equivalent adjustment	2	2	3	8	6
Net interest margin (c) (d)	2.94%	2.68%	2.82%	2.72%	3.02%

CREDIT QUALITY
Nonaccrual loans	$1,163	$1,194	$917
Reduced-rate loans	18	2	—
Total nonperforming loans	1,181	1,196	917
Foreclosed property	111	109	66
Total nonperforming assets	1,292	1,305	983

Loans past due 90 days or more and still accruing	101	161	125

Gross loan charge-offs	233	245	144	$896	$500
Loan recoveries	8	6	11	27	29
Net loan charge-offs	225	239	133	869	471
Lending-related commitment charge-offs	—	—	—	—	1
Total net credit-related charge-offs	225	239	133	869	472

Allowance for loan losses	985	953	770
Allowance for credit losses on lending-related commitments	37	35	38
Total allowance for credit losses	1,022	988	808

Allowance for loan losses as a percentage of total loans	2.34%	2.19%	1.52%
Net loan charge-offs as a percentage of average total loans	2.10	2.14	1.04	1.88%	0.91%
Net credit-related charge-offs as a percentage of average total loans	2.10	2.14	1.04	1.88	0.91
Nonperforming assets as a percentage of total loans and foreclosed property	3.06	2.99	1.94
Allowance for loan losses as a percentage of total nonperforming loans	83	80	84

(a)	See Reconciliation of Non-GAAP Financial Measures.
(b)	December 31, 2009 ratios are estimated
(c)

Year-to-date 2008 net interest income declined $38 million due to tax-related non-cash lease income charges. Excluding these charges, the net interest margin would have been 3.08% for the year ended December 31, 2008.

(d)

Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 13 basis points, 16 basis points and 11 basis points in the fourth quarter 2009, third quarter 2009 and full-year 2009, respectively. Excluding excess liquidity, the net interest margin would have been 3.07%, 2.84% and 2.83% in each respective period. Excess liquidity reduced the net interest margin by 3 basis points and one basis point in the fourth quarter 2008 and full-year 2008, respectively.

CONSOLIDATED BALANCE SHEETS (unaudited)

Comerica Incorporated and Subsidiaries

	December 31,	September 30,	December 31,
(in millions, except share data)	2009	2009	2008

ASSETS
Cash and due from banks	$774	$799	$913

Federal funds sold and securities purchased under agreements to resell	—	—	202
Interest-bearing deposits with banks	4,843	2,219	2,308
Other short-term investments	138	142	158

Investment securities available-for-sale	7,416	8,882	9,201

Commercial loans	21,690	22,546	27,999
Real estate construction loans	3,461	3,870	4,477
Commercial mortgage loans	10,457	10,380	10,489
Residential mortgage loans	1,651	1,679	1,852
Consumer loans	2,511	2,544	2,592
Lease financing	1,139	1,197	1,343
International loans	1,252	1,355	1,753
Total loans	42,161	43,571	50,505
Less allowance for loan losses	(985)	(953)	(770)
Net loans	41,176	42,618	49,735

Premises and equipment	644	657	683
Customers’ liability on acceptances outstanding	11	12	14
Accrued income and other assets	4,261	4,261	4,334
Total assets	$59,263	$59,590	$67,548

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$15,871	$13,888	$11,701

Money market and NOW deposits	14,450	13,556	12,437
Savings deposits	1,342	1,331	1,247
Customer certificates of deposit	6,413	7,466	8,807
Other time deposits	1,047	2,801	7,293
Foreign office time deposits	542	572	470
Total interest-bearing deposits	23,794	25,726	30,254
Total deposits	39,665	39,614	41,955

Short-term borrowings	462	425	1,749
Acceptances outstanding	11	12	14
Accrued expenses and other liabilities	1,036	1,252	1,625
Medium- and long-term debt	11,060	11,252	15,053
Total liabilities	52,234	52,555	60,396

Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation value per share:
Authorized - 2,250,000 shares
Issued - 2,250,000 shares at 12/31/09, 9/30/09 and 12/31/08	2,151	2,145	2,129
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 178,735,252 shares at 12/31/09, 9/30/09 and 12/31/08	894	894	894
Capital surplus	740	738	722
Accumulated other comprehensive loss	(336)	(361)	(309)
Retained earnings	5,161	5,205	5,345
Less cost of common stock in treasury - 27,555,623 shares at 12/31/09, 27,620,576 shares at 9/30/09 and 28,244,967 shares at 12/31/08	(1,581)	(1,586)	(1,629)
Total shareholders’ equity	7,029	7,035	7,152
Total liabilities and shareholders’ equity	$59,263	$59,590	$67,548

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions, except per share data)	2009	2008	2009	2008

INTEREST INCOME
Interest and fees on loans	$424	$612	$1,767	$2,649
Interest on investment securities	53	101	329	389
Interest on short-term investments	2	3	9	13
Total interest income	479	716	2,105	3,051

INTEREST EXPENSE
Interest on deposits	52	158	372	734
Interest on short-term borrowings	—	9	2	87
Interest on medium- and long-term debt	31	118	164	415
Total interest expense	83	285	538	1,236
Net interest income	396	431	1,567	1,815
Provision for loan losses	257	192	1,083	686
Net interest income after provision for loan losses	139	239	484	1,129

NONINTEREST INCOME
Service charges on deposit accounts	56	55	228	229
Fiduciary income	38	47	161	199
Commercial lending fees	21	16	79	69
Letter of credit fees	19	17	69	69
Card fees	14	13	51	58
Foreign exchange income	11	7	41	40
Bank-owned life insurance	9	9	35	38
Brokerage fees	7	12	31	42
Net securities gains	10	4	243	67
Other noninterest income	29	(6)	112	82
Total noninterest income	214	174	1,050	893

NONINTEREST EXPENSES
Salaries	174	187	687	781
Employee benefits	51	53	210	194
Total salaries and employee benefits	225	240	897	975
Net occupancy expense	43	42	162	156
Equipment expense	16	16	62	62
Outside processing fee expense	23	27	97	104
FDIC insurance expense	15	7	90	16
Software expense	23	19	84	76
Other real estate expense	22	5	48	10
Legal fees	12	10	37	29
Litigation and operational losses	3	3	10	103
Customer services	2	2	4	13
Provision for credit losses on lending-related commitments	2	(2)	(1)	18
Other noninterest expenses	38	42	159	189
Total noninterest expenses	424	411	1,649	1,751
Income (loss) from continuing operations before income taxes	(71)	2	(115)	271
Provision (benefit) for income taxes	(42)	(17)	(131)	59
Income (loss) from continuing operations	(29)	19	16	212
Income from discontinued operations, net of tax	—	1	1	1
NET INCOME (LOSS)	(29)	20	17	213
Preferred stock dividends	33	17	134	17
Net income (loss) applicable to common stock	$(62)	$3	$(117)	$196

Basic earnings per common share:
Income (loss) from continuing operations	$(0.41)	$0.01	$(0.78)	$1.29
Net income (loss)	(0.41)	0.02	(0.77)	1.30

Diluted earnings per common share:
Income (loss) from continuing operations	(0.41)	0.01	(0.78)	1.29
Net income (loss)	(0.41)	0.02	(0.77)	1.29

Cash dividends declared on common stock	8	50	30	348
Cash dividends declared per common share	0.05	0.33	0.20	2.31

CONSOLIDATED QUARTERLY STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Fourth	Third	Second	First	Fourth	Fourth Quarter 2009 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	Third Quarter 2009		Fourth Quarter 2008
(in millions, except per share data)	2009	2009	2009	2009	2008	Amount	Percent	Amount	Percent

INTEREST INCOME
Interest and fees on loans	$424	$444	$447	$452	$612	$(20)	(4)%	$(188)	(31)%
Interest on investment securities	53	64	103	109	101	(11)	(18)	(48)	(48)
Interest on short-term investments	2	3	2	2	3	(1)	(25)	(1)	(21)
Total interest income	479	511	552	563	716	(32)	(6)	(237)	(33)

INTEREST EXPENSE
Interest on deposits	52	89	106	125	158	(37)	(43)	(106)	(68)
Interest on short-term borrowings	—	—	—	2	9	—	(63)	(9)	(99)
Interest on medium- and long-term debt	31	37	44	52	118	(6)	(15)	(87)	(74)
Total interest expense	83	126	150	179	285	(43)	(34)	(202)	(71)
Net interest income	396	385	402	384	431	11	3	(35)	(8)
Provision for loan losses	257	311	312	203	192	(54)	(17)	65	34
Net interest income after provision for loan losses	139	74	90	181	239	65	89	(100)	(41)

NONINTEREST INCOME
Service charges on deposit accounts	56	59	55	58	55	(3)	(6)	1	1
Fiduciary income	38	40	41	42	47	(2)	(2)	(9)	(18)
Commercial lending fees	21	21	19	18	16	—	3	5	33
Letter of credit fees	19	18	16	16	17	1	6	2	8
Card fees	14	13	12	12	13	1	3	1	2
Foreign exchange income	11	10	11	9	7	1	—	4	38
Bank-owned life insurance	9	8	10	8	9	1	10	—	3
Brokerage fees	7	7	8	9	12	—	(8)	(5)	(40)
Net securities gains	10	107	113	13	4	(97)	(90)	6	N/M
Other noninterest income	29	32	13	38	(6)	(3)	(7)	35	N/M
Total noninterest income	214	315	298	223	174	(101)	(32)	40	23

NONINTEREST EXPENSES
Salaries	174	171	171	171	187	3	2	(13)	(7)
Employee benefits	51	51	53	55	53	—	2	(2)	(3)
Total salaries and employee benefits	225	222	224	226	240	3	2	(15)	(6)
Net occupancy expense	43	40	38	41	42	3	6	1	2
Equipment expense	16	15	15	16	16	1	3	—	(5)
Outside processing fee expense	23	24	25	25	27	(1)	(6)	(4)	(17)
FDIC insurance expense	15	15	45	15	7	—	—	8	N/M
Software expense	23	21	20	20	19	2	8	4	18
Other real estate expense	22	10	9	7	5	12	N/M	17	N/M
Legal fees	12	8	10	7	10	4	41	2	24
Litigation and operational losses	3	3	2	2	3	—	(27)	—	5
Customer services	2	1	1	—	2	1	31	—	(27)
Provision for credit losses on lending-related commitments	2	2	(4)	(1)	(2)	—	(19)	4	N/M
Other noninterest expenses	38	38	44	39	42	—	13	(4)	(5)
Total noninterest expenses	424	399	429	397	411	25	6	13	3
Income (loss) from continuing operations before income taxes	(71)	(10)	(41)	7	2	(61)	N/M	(73)	N/M
Provision (benefit) for income taxes	(42)	(29)	(59)	(1)	(17)	(13)	(48)	(25)	N/M
Income (loss) from continuing operations	(29)	19	18	8	19	(48)	N/M	(48)	N/M
Income from discontinued operations, net of tax	—	—	—	1	1	—	N/M	(1)	(92)
NET INCOME (LOSS)	(29)	19	18	9	20	(48)	N/M	(49)	N/M
Preferred stock dividends	33	34	34	33	17	(1)	—	16	95
Net income (loss) applicable to common stock	$(62)	$(15)	$(16)	$(24)	$3	$(47)	N/M %	$(65)	N/M %

Basic earnings per common share:
Income (loss) from continuing operations	$(0.41)	$(0.10)	$(0.11)	$(0.16)	$0.01	$(0.31)	N/M %	$(0.42)	N/M %
Net income (loss)	(0.41)	(0.10)	(0.10)	(0.16)	0.02	(0.31)	N/M	(0.43)	N/M

Diluted earnings per common share:
Income (loss) from continuing operations	(0.41)	(0.10)	(0.11)	(0.16)	0.01	(0.31)	N/M	(0.42)	N/M
Net income (loss)	(0.41)	(0.10)	(0.10)	(0.16)	0.02	(0.31)	N/M	(0.43)	N/M

Cash dividends declared on common stock	8	7	8	7	50	1	2	(42)	(85)
Cash dividends declared per common share	0.05	0.05	0.05	0.05	0.33	—	—	(0.28)	(85)

N/M - Not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)

Comerica Incorporated and Subsidiaries

	2009				2008
(in millions)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Balance at beginning of period	$953	$880	$816	$770	$712

Loan charge-offs:
Commercial	114	113	88	61	66
Real estate construction:
Commercial Real Estate business line (a)	33	63	81	57	35
Other business lines (b)	—	1	—	—	—
Total real estate construction	33	64	81	57	35
Commercial mortgage:
Commercial Real Estate business line (a)	27	24	23	16	21
Other business lines (b)	25	15	23	18	8
Total commercial mortgage	52	39	46	34	29
Residential mortgage	6	11	2	2	5
Consumer	9	7	12	6	7
Lease financing	6	6	24	—	1
International	13	5	4	1	1
Total loan charge-offs	233	245	257	161	144

Recoveries on loans previously charged-off:
Commercial	7	3	5	3	6
Real estate construction	—	1	—	—	1
Commercial mortgage	1	—	2	—	2
Residential mortgage	—	—	—	—	—
Consumer	—	1	—	1	1
Lease financing	—	—	1	—	—
International	—	1	1	—	1
Total recoveries	8	6	9	4	11
Net loan charge-offs	225	239	248	157	133
Provision for loan losses	257	311	312	203	192
Foreign currency translation adjustment	—	1	—	—	(1)
Balance at end of period	$985	$953	$880	$816	$770

Allowance for loan losses as a percentage of total loans	2.34%	2.19%	1.89%	1.68%	1.52%

Net loan charge-offs as a percentage of average total loans	2.10	2.14	2.08	1.26	1.04

Net credit-related charge-offs as a percentage of average total loans	2.10	2.14	2.08	1.26	1.04

(a) Primarily charge-offs of loans to real estate investors and developers.

(b) Primarily charge-offs of loans secured by owner-occupied real estate.

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)

Comerica Incorporated and Subsidiaries

	2009				2008
(in millions)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Balance at beginning of period	$35	$33	$37	$38	$40
Less: Charge-offs on lending-related commitments (a)	—	—	—	—	—
Add: Provision for credit losses on lending-related commitments	2	2	(4)	(1)	(2)
Balance at end of period	$37	$35	$33	$37	$38

Unfunded lending-related commitments sold	$—	$1	$—	$—	$—

(a) Charge-offs result from the sale of unfunded lending-related commitments.

NONPERFORMING ASSETS (unaudited)

Comerica Incorporated and Subsidiaries

	2009				2008
(in millions)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Commercial	$238	$290	$327	$258	$205
Real estate construction:
Commercial Real Estate business line (a)	507	542	472	426	429
Other business lines (b)	4	4	4	5	5
Total real estate construction	511	546	476	431	434
Commercial mortgage:
Commercial Real Estate business line (a)	127	137	134	131	132
Other business lines (b)	192	161	175	138	130
Total commercial mortgage	319	298	309	269	262
Residential mortgage	48	27	7	8	7
Consumer	12	8	7	8	6
Lease financing	13	18	—	2	1
International	22	7	4	6	2
Total nonaccrual loans	1,163	1,194	1,130	982	917
Reduced-rate loans	18	2	—	—	—
Total nonperforming loans	1,181	1,196	1,130	982	917
Foreclosed property	111	109	100	91	66
Total nonperforming assets	$1,292	$1,305	$1,230	$1,073	$983

Nonperforming loans as a percentage of total loans	2.80%	2.74%	2.43%	2.02%	1.82%
Nonperforming assets as a percentage of total loans and foreclosed property	3.06	2.99	2.64	2.20	1.94
Allowance for loan losses as a percentage of total nonperforming loans	83	80	78	83	84
Loans past due 90 days or more and still accruing	$101	$161	$210	$207	$125

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$1,194	$1,130	$982	$917	$863
Loans transferred to nonaccrual (c)	266	361	419	241	258
Nonaccrual business loan gross charge-offs (d)	(218)	(226)	(242)	(153)	(132)
Loans transferred to accrual status (c)	—	(4)	—	(4)	(11)
Nonaccrual business loans sold (e)	(10)	(41)	(10)	(3)	(14)
Payments/Other (f)	(69)	(26)	(19)	(16)	(47)
Nonaccrual loans at end of period	$1,163	$1,194	$1,130	$982	$917

(a) Primarily loans to real estate investors and developers.
(b) Primarily loans secured by owner-occupied real estate.
(c) Based on an analysis of nonaccrual loans with book balances greater than $2 million.

(d) Analysis of gross loan charge-offs:

Nonaccrual business loans	$218	$226	$242	$153	$132
Performing watch list loans	—	1	1	—	—
Consumer and residential mortgage loans	15	18	14	8	12
Total gross loan charge-offs	$233	$245	$257	$161	$144
(e) Analysis of loans sold:

Nonaccrual business loans	$10	$41	$10	$3	$14
Performing watch list loans	1	24	6	—	—
Total loans sold	$11	$65	$16	$3	$14

(f) Includes net changes related to nonaccrual loans with balances less than $2 million, payments on non-accrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)

Comerica Incorporated and Subsidiaries

	Years Ended
	December 31, 2009			December 31, 2008
	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans (a) (b)	$24,534	$890	3.63%	$28,870	$1,468	5.08%
Real estate construction loans	4,140	121	2.92	4,715	231	4.89
Commercial mortgage loans	10,415	437	4.20	10,411	580	5.57
Residential mortgage loans	1,756	97	5.53	1,886	112	5.94
Consumer loans	2,553	94	3.68	2,559	130	5.08
Lease financing (c)	1,231	40	3.25	1,356	8	0.59
International loans	1,533	58	3.79	1,968	101	5.13
Business loan swap income	—	34	—	—	24	—
Total loans (b)	46,162	1,771	3.84	51,765	2,654	5.13

Auction-rate securities available-for-sale	1,010	15	1.47	193	6	2.95
Other investment securities available-for-sale	8,378	318	3.88	7,908	384	4.88
Total investment securities available-for-sale	9,388	333	3.61	8,101	390	4.83

Federal funds sold and securities purchased under agreements to resell	18	—	0.32	93	2	2.08
Interest-bearing deposits with banks (d)	2,440	6	0.25	219	1	0.61
Other short-term investments	154	3	1.74	244	10	3.98
Total earning assets	58,162	2,113	3.64	60,422	3,057	5.06

Cash and due from banks	883			1,185
Allowance for loan losses	(947)			(691)
Accrued income and other assets	4,711			4,269
Total assets	$62,809			$65,185

Money market and NOW deposits (a)	$12,965	63	0.49	$14,245	207	1.45
Savings deposits	1,339	2	0.11	1,344	6	0.45
Customer certificates of deposit	8,131	183	2.26	8,150	263	3.23
Total interest-bearing core deposits	22,435	248	1.11	23,739	476	2.01
Other time deposits	4,103	121	2.96	6,715	232	3.45
Foreign office time deposits	653	2	0.29	926	26	2.77
Total interest-bearing deposits	27,191	371	1.37	31,380	734	2.34

Short-term borrowings	1,000	2	0.24	3,763	87	2.30
Medium- and long-term debt	13,334	165	1.23	12,457	415	3.33
Total interest-bearing sources	41,525	538	1.29	47,600	1,236	2.59

Noninterest-bearing deposits (a)	12,900			10,623
Accrued expenses and other liabilities	1,285			1,520
Total shareholders’ equity	7,099			5,442
Total liabilities and shareholders’ equity	$62,809			$65,185

Net interest income/rate spread (FTE)		$1,575	2.35		$1,821	2.47

FTE adjustment		$8			$6

Impact of net noninterest-bearing sources of funds			0.37			0.55
Net interest margin (as a percentage of average earning assets) (FTE) (b) (c) (d)			2.72%			3.02%

N/M - Not meaningful

(a) FSD balances included above:
Loans (primarily low-rate)	$210	$3	1.65%	$498	$7	1.40%
Interest-bearing deposits	448	2	0.54	957	19	1.99
Noninterest-bearing deposits	1,306			1,643
(b)	Impact of FSD loans (primarily low-rate) on the following:
Commercial loans			(0.02)%			(0.07)%
Total loans			(0.01)			(0.03)
Net interest margin (FTE) (assuming loans were funded by noninterest-bearing deposits)			—			(0.01)
(c)

2008 net interest income declined $38 million and the net interest margin declined six basis points due to tax-related non-cash lease income charges. Excluding these charges, the net interest margin would have been 3.08%.

(d)

Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 11 basis points and one basis point in 2009 and 2008, respectively. Excluding excess liquidity, the net interest margin would have been 2.83% in 2009 and 3.03% in 2008.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended
	December 31, 2009			September 30, 2009			December 31, 2008
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans (a) (b)	$21,971	$212	3.84%	$23,401	$223	3.79%	$28,507	$334	4.65%
Real estate construction loans	3,703	27	2.90	4,033	29	2.83	4,536	46	4.08
Commercial mortgage loans	10,393	110	4.19	10,359	110	4.21	10,613	138	5.17
Residential mortgage loans	1,664	21	5.01	1,720	24	5.66	1,851	27	5.80
Consumer loans	2,517	23	3.59	2,550	24	3.68	2,639	30	4.49
Lease financing	1,181	11	3.80	1,218	12	3.96	1,359	12	3.63
International loans	1,324	12	3.73	1,501	14	3.65	1,833	22	4.78
Business loan swap income	—	9	—	—	9	—	—	5	—
Total loans (b)	42,753	425	3.95	44,782	445	3.94	51,338	614	4.76

Auction-rate securities available-for-sale	923	3	1.37	962	3	1.29	769	6	2.95
Other investment securities available-for-sale	7,664	51	2.67	8,108	62	3.10	7,965	96	4.86
Total investment securities available-for-sale	8,587	54	2.53	9,070	65	2.91	8,734	102	4.69

Federal funds sold and securities purchased under agreements to resell	1	—	0.29	2	—	0.29	75	—	0.83
Interest-bearing deposits with banks (c)	2,480	1	0.25	3,538	2	0.25	811	1	0.50
Other short-term investments	132	1	1.55	121	1	1.80	176	2	3.59
Total earning assets	53,953	481	3.55	57,513	513	3.55	61,134	719	4.68

Cash and due from banks	831			873			1,056
Allowance for loan losses	(1,048)			(992)			(780)
Accrued income and other assets	4,660			4,554			4,571
Total assets	$58,396			$61,948			$65,981

Money market and NOW deposits (a)	$14,113	14	0.39	$13,090	15	0.46	$12,670	37	1.16
Savings deposits	1,376	—	0.08	1,347	—	0.09	1,264	1	0.29
Customer certificates of deposit	6,823	25	1.42	8,145	46	2.23	8,589	63	2.91
Total interest-bearing core deposits	22,312	39	0.69	22,582	61	1.07	22,523	101	1.78
Other time deposits	1,493	12	3.22	3,573	28	3.05	6,702	56	3.35
Foreign office time deposits	550	—	0.22	660	—	0.24	516	1	0.81
Total interest-bearing deposits	24,355	51	0.83	26,815	89	1.32	29,741	158	2.12

Short-term borrowings	222	—	0.09	434	—	0.13	2,808	9	1.27
Medium- and long-term debt	11,140	32	1.12	13,311	37	1.10	15,016	118	3.14
Total interest-bearing sources	35,717	83	0.92	40,560	126	1.23	47,565	285	2.39

Noninterest-bearing deposits (a)	14,430			13,225			10,575
Accrued expenses and other liabilities	1,225			1,098			1,540
Total shareholders’ equity	7,024			7,065			6,301
Total liabilities and shareholders’ equity	$58,396			$61,948			$65,981

Net interest income/rate spread (FTE)		$398	2.63		$387	2.32		$434	2.29

FTE adjustment		$2			$2			$3

Impact of net noninterest-bearing sources of funds			0.31			0.36			0.53
Net interest margin (as a percentage of average earning assets) (FTE) (b) (c)			2.94%			2.68%			2.82%

N/M - Not meaningful

(a) FSD balances included above:
Loans (primarily low-rate)	$205	$—	0.98%	$209	$1	1.94%	$323	$1	1.60%
Interest-bearing deposits	342	—	0.30	384	—	0.47	834	3	1.55
Noninterest-bearing deposits	1,285			1,258			1,320
(b) Impact of FSD loans (primarily low-rate) on the following:
Commercial loans			(0.03)%			(0.02)%			(0.03)%
Total loans			(0.01)			(0.01)			(0.02)
Net interest margin (FTE) (assuming loans were funded by noninterest-bearing deposits)			(0.01)			—			—

(c) Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 13 basis points and 16 basis points in the fourth and third quarters of 2009, respectively, and by 3 basis points in the fourth quarter of 2008. Excluding excess liquidity, the net interest margin would have been 3.07%, 2.84% and 2.85% in each respective period.

CONSOLIDATED STATISTICAL DATA (unaudited)

Comerica Incorporated and Subsidiaries

	December 31,	September 30,	June 30,	March 31,	December 31,
(in millions, except per share data)	2009	2009	2009	2009	2008

Commercial loans:
Floor plan	$1,367	$857	$1,492	$1,763	$2,341
Other	20,323	21,689	23,430	24,668	25,658
Total commercial loans	21,690	22,546	24,922	26,431	27,999
Real estate construction loans:
Commercial Real Estate business line (a)	2,988	3,328	3,500	3,711	3,831
Other business lines (b)	473	542	652	668	646
Total real estate construction loans	3,461	3,870	4,152	4,379	4,477
Commercial mortgage loans:
Commercial Real Estate business line (a)	1,824	1,678	1,728	1,659	1,619
Other business lines (b)	8,633	8,702	8,672	8,855	8,870
Total commercial mortgage loans	10,457	10,380	10,400	10,514	10,489
Residential mortgage loans	1,651	1,679	1,759	1,836	1,852
Consumer loans:
Home equity	1,803	1,804	1,801	1,791	1,781
Other consumer	708	740	761	786	811
Total consumer loans	2,511	2,544	2,562	2,577	2,592
Lease financing	1,139	1,197	1,234	1,232	1,343
International loans	1,252	1,355	1,523	1,655	1,753
Total loans	$42,161	$43,571	$46,552	$48,624	$50,505

Goodwill	$150	$150	$150	$150	$150
Loan servicing rights	7	8	9	10	11

Tier 1 common capital ratio (c) (d)	8.18%	8.04%	7.66%	7.32%	7.08%
Tier 1 risk-based capital ratio (d)	12.46	12.21	11.58	11.06	10.66
Total risk-based capital ratio (d)	16.93	16.79	15.97	15.36	14.72
Leverage ratio (d)	13.22	12.46	12.11	11.65	11.77
Tangible common equity ratio (c)	7.99	7.96	7.55	7.27	7.21

Book value per common share	$31.82	$31.90	$32.70	$33.32	$33.31
Market value per share for the quarter:
High	32.30	31.83	26.47	21.20	37.01
Low	26.49	19.94	16.03	11.72	15.05
Close	29.57	29.67	21.15	18.31	19.85

Quarterly ratios:
Return on average common shareholders’ equity	(5.10)%	(1.27)%	(1.25)%	(1.90)%	0.19%
Return on average assets	(0.19)	0.12	0.11	0.06	0.12
Efficiency ratio	70.52	67.14	72.75	66.61	68.19

Number of banking centers	447	444	441	440	439

Number of employees - full time equivalent	9,330	9,384	9,497	9,696	10,186

(a) Primarily loans to real estate investors and developers.

(b) Primarily loans secured by owner-occupied real estate.

(c) See Reconciliation of Non-GAAP Financial Measures.

(d) December 31, 2009 ratios are estimated.

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)

Comerica Incorporated

	December 31,	September 30,	December 31,
(in millions, except share data)	2009	2009	2008

ASSETS
Cash and due from subsidiary bank	$5	$7	$11
Short-term investments with subsidiary bank	2,150	2,169	2,329
Other short-term investments	86	84	80
Investment in subsidiaries, principally banks	5,710	5,711	5,690
Premises and equipment	4	4	5
Other assets	186	197	210
Total assets	$8,141	$8,172	$8,325

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medium- and long-term debt	$986	$992	$1,002
Other liabilities	126	145	171
Total liabilities	1,112	1,137	1,173

Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation preference per share:
Authorized - 2,250,000 shares
Issued - 2,250,000 shares at 12/31/09, 09/30/09 and 12/31/08	2,151	2,145	2,129
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 178,735,252 shares at 12/31/09, 09/30/09 and 12/31/08	894	894	894
Capital surplus	740	738	722
Accumulated other comprehensive loss	(336)	(361)	(309)
Retained earnings	5,161	5,205	5,345
Less cost of common stock in treasury - 27,555,623 shares at 12/31/09, 27,620,576 shares at 09/30/09 and 28,244,967 shares at 12/31/08	(1,581)	(1,586)	(1,629)
Total shareholders’ equity	7,029	7,035	7,152
Total liabilities and shareholders’ equity	$8,141	$8,172	$8,325

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (unaudited)

Comerica Incorporated and Subsidiaries

					Accumulated
	Nonredeemable	Common Stock			Other			Total
	Preferred	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders’
(in millions, except per share data)	Stock	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity
BALANCE AT JANUARY 1, 2008	$—	150.0	$894	$564	$(177)	$5,497	$(1,661)	$5,117
Net income	—	—	—	—	—	213	—	213
Other comprehensive loss, net of tax	—	—	—	—	(132)	—	—	(132)
Total comprehensive income								81
Cash dividends declared on common stock ($2.31 per share)	—	—	—	—	—	(348)	—	(348)
Purchase of common stock	—	—	—	—	—	—	(1)	(1)
Issuance of preferred stock and related warrant	2,126	—	—	124	—	—	—	2,250
Accretion of discount on preferred stock	3	—	—	—	—	(3)	—	—
Net issuance of common stock under employee stock plans	—	0.5	—	(19)	—	(14)	33	—
Share-based compensation	—	—	—	53	—	—	—	53
BALANCE AT DECEMBER 31, 2008	$2,129	150.5	$894	$722	$(309)	$5,345	$(1,629)	$7,152
Net income	—	—	—	—	—	17	—	17
Other comprehensive loss, net of tax	—	—	—	—	(27)	—	—	(27)
Total comprehensive loss								(10)
Cash dividends declared on preferred stock	—	—	—	—	—	(113)	—	(113)
Cash dividends declared on common stock ($0.20 per share)	—	—	—	—	—	(30)	—	(30)
Purchase of common stock	—	(0.1)	—	—	—	—	(1)	(1)
Accretion of discount on preferred stock	22	—	—	—	—	(22)	—	—
Net issuance of common stock under employee stock plans	—	0.8	—	(15)	—	(36)	48	(3)
Share-based compensation	—	—	—	32	—	—	—	32
Other	—	—	—	1	—	—	1	2
BALANCE AT DECEMBER 31, 2009	$2,151	151.2	$894	$740	$(336)	$5,161	$(1,581)	$7,029

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

			Wealth &
(dollar amounts in millions)	Business	Retail	Institutional
Three Months Ended December 31, 2009	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$343	$129	$42	$(125)	$9	$398
Provision for loan losses	180	36	19	—	22	257
Noninterest income	77	48	60	26	3	214
Noninterest expenses	164	161	76	2	21	424
Provision (benefit) for income taxes (FTE)	11	(8)	2	(39)	(6)	(40)
Income from discontinued operations, net of tax	—	—	—	—	—	—
Net income (loss)	$65	$(12)	$5	$(62)	$(25)	$(29)
Net credit-related charge-offs	$183	$30	$12	$—	$—	$225

Selected average balances:
Assets	$32,655	$6,257	$4,841	$10,683	$3,960	$58,396
Loans	32,289	5,733	4,746	—	(15)	42,753
Deposits	16,944	17,020	2,849	1,892	80	38,785
Liabilities	16,903	16,978	2,837	13,722	932	51,372
Attributed equity	3,376	606	373	899	1,770	7,024

Statistical data:
Return on average assets (a)	0.80%	(0.27)%	0.38%	N/M	N/M	(0.19)%
Return on average attributed equity	7.70	(7.76)	4.91	N/M	N/M	(5.10)
Net interest margin (b)	4.21	3.02	3.50	N/M	N/M	2.94
Efficiency ratio	38.98	90.98	75.98	N/M	N/M	70.52

			Wealth &
	Business	Retail	Institutional
Three Months Ended September 30, 2009	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$346	$127	$42	$(136)	$8	$387
Provision for loan losses	252	42	20	—	(3)	311
Noninterest income	72	50	66	121	6	315
Noninterest expenses	160	154	73	3	9	399
Provision (benefit) for income taxes (FTE)	(16)	(8)	5	(11)	3	(27)
Income from discontinued operations, net of tax	—	—	—	—	—	—
Net income (loss)	$22	$(11)	$10	$(7)	$5	$19
Net credit-related charge-offs	$195	$34	$10	$—	$—	$239

Selected average balances:
Assets	$34,822	$6,445	$4,856	$11,426	$4,399	$61,948
Loans	34,116	5,904	4,760	2	—	44,782
Deposits	15,735	17,563	2,735	3,969	38	40,040
Liabilities	16,002	17,532	2,725	18,361	263	54,883
Attributed equity	3,464	629	373	959	1,640	7,065

Statistical data:
Return on average assets (a)	0.24%	(0.24)%	0.80%	N/M	N/M	0.12%
Return on average attributed equity	2.45	(6.92)	10.40	N/M	N/M	(1.27)
Net interest margin (b)	4.01	2.87	3.48	N/M	N/M	2.68
Efficiency ratio	38.35	86.86	70.84	N/M	N/M	67.14

			Wealth &
	Business	Retail	Institutional
Three Months Ended December 30, 2008	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$329	$129	$38	$(66)	$4	$434
Provision for loan losses	138	44	13	—	(3)	192
Noninterest income	61	49	73	13	(22)	174
Noninterest expenses	172	180	80	3	(24)	411
Provision (benefit) for income taxes (FTE)	27	(12)	5	(19)	(15)	(14)
Income from discontinued operations, net of tax	—	—	—	—	1	1
Net income (loss)	$53	$(34)	$13	$(37)	$25	$20
Net credit-related charge-offs	$101	$23	$9	$—	$—	$133

Selected average balances:
Assets	$41,332	$7,007	$4,879	$10,959	$1,804	$65,981
Loans	40,245	6,379	4,724	(4)	(6)	51,338
Deposits	13,789	17,065	2,255	6,892	315	40,316
Liabilities	14,367	17,053	2,300	25,220	740	59,680
Attributed equity	3,337	665	341	979	979	6,301

Statistical data:
Return on average assets (a)	0.51%	(0.76)%	1.05%	N/M	N/M	0.12%
Return on average attributed equity	6.33	(20.18)	15.03	N/M	N/M	0.19
Net interest margin (b)	3.24	3.01	3.14	N/M	N/M	2.82
Efficiency ratio	44.15	100.79	75.73	N/M	N/M	68.19

(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE - Fully Taxable Equivalent

N/M – Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

							Finance
(dollar amounts in millions)					Other		& Other
Three Months Ended December 31, 2009	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$205	$163	$78	$10	$40	$18	$(116)	$398
Provision for loan losses	102	79	20	—	15	19	22	257
Noninterest income	106	33	23	3	11	9	29	214
Noninterest expenses	192	110	61	9	21	8	23	424
Provision (benefit) for income taxes (FTE)	4	—	7	1	(7)	—	(45)	(40)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—
Net income (loss)	$13	$7	$13	$3	$22	$—	$(87)	$(29)
Net credit-related charge-offs	$97	$85	$13	$4	$13	$13	$—	$225

Selected average balances:
Assets	$16,090	$13,484	$7,118	$1,608	$3,765	$1,688	$14,643	$58,396
Loans	15,811	13,289	6,934	1,613	3,458	1,663	(15)	42,753
Deposits	17,201	11,899	4,737	333	1,704	939	1,972	38,785
Liabilities	17,186	11,817	4,723	318	1,746	928	14,654	51,372
Attributed equity	1,529	1,386	691	176	401	172	2,669	7,024

Statistical data:
Return on average assets (a)	0.28%	0.21%	0.75%	0.63%	2.32%	0.06%	N/M	(0.19)%
Return on average attributed equity	3.38	2.00	7.74	5.72	21.78	0.58	N/M	(5.10)
Net interest margin (b)	4.73	4.85	4.46	2.57	4.57	4.22	N/M	2.94
Efficiency ratio	61.97	56.08	60.26	69.94	42.41	28.74	N/M	70.52

							Finance
					Other		& Other
Three Months Ended September 30, 2009	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$209	$159	$77	$11	$39	$20	$(128)	$387
Provision for loan losses	144	101	29	24	10	6	(3)	311
Noninterest income	107	33	22	3	14	9	127	315
Noninterest expenses	188	106	58	10	17	8	12	399
Provision (benefit) for income taxes (FTE)	(10)	(8)	5	(8)	(3)	5	(8)	(27)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—
Net income (loss)	$(6)	$(7)	$7	$(12)	$29	$10	$(2)	$19
Net credit-related charge-offs	$102	$95	$22	$9	$10	$1	$—	$239

Selected average balances:
Assets	$16,987	$14,114	$7,444	$1,673	$3,997	$1,908	$15,825	$61,948
Loans	16,387	13,923	7,221	1,674	3,683	1,892	2	44,782
Deposits	17,395	11,146	4,609	327	1,696	860	4,007	40,040
Liabilities	17,667	11,060	4,618	317	1,748	849	18,624	54,883
Attributed equity	1,577	1,393	722	180	418	176	2,599	7,065

Statistical data:
Return on average assets (a)	(0.14)%	(0.20)%	0.39%	(2.81)%	2.92%	1.94%	N/M	0.12%
Return on average attributed equity	(1.74)	(1.99)	4.01	(26.20)	27.91	21.01	N/M	(1.27)
Net interest margin (b)	4.72	4.53	4.22	2.70	4.24	4.08	N/M	2.68
Efficiency ratio	59.58	54.96	59.18	70.34	34.57	28.39	N/M	67.14

							Finance
					Other		& Other
Three Months Ended December 30, 2008	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$202	$157	$72	$11	$38	$16	$(62)	$434
Provision for loan losses	59	70	19	14	27	6	(3)	192
Noninterest income	109	34	20	4	9	7	(9)	174
Noninterest expenses	218	114	63	11	16	10	(21)	411
Provision (benefit) for income taxes (FTE)	20	5	6	(3)	(11)	3	(34)	(14)
Income from discontinued operations, net of tax	—	—	—	—	—	—	1	1
Net income (loss)	$14	$2	$4	$(7)	$15	$4	$(12)	$20
Net credit-related charge-offs	$38	$65	$8	$6	$16	$—	$—	$133

Selected average balances:
Assets	$19,942	$16,243	$8,215	$1,938	$4,612	$2,268	$12,763	$65,981
Loans	18,966	16,032	7,974	1,942	4,248	2,186	(10)	51,338
Deposits	16,204	10,762	4,070	222	1,206	645	7,207	40,316
Liabilities	16,733	10,716	4,090	216	1,330	635	25,960	59,680
Attributed equity	1,613	1,381	650	146	405	148	1,958	6,301

Statistical data:
Return on average assets (a)	0.28%	0.05%	0.20%	(1.46)%	1.30%	0.69%	N/M	0.12%
Return on average attributed equity	3.47	0.63	2.49	(19.46)	14.86	10.62	N/M	0.19
Net interest margin (b)	4.21	3.88	3.57	2.26	3.55	2.83	N/M	2.82
Efficiency ratio	70.37	59.54	68.41	72.81	37.57	43.36	N/M	68.19

(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE - Fully Taxable Equivalent

N/M – Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Comerica Incorporated and Subsidiaries

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollar amounts in millions)	2009	2009	2009	2009	2008
Tier 1 capital (a) (b)	$7,704	$7,735	$7,774	$7,760	$7,805
Less:
Fixed rate cumulative perpetual preferred stock	2,151	2,145	2,140	2,134	2,129
Trust preferred securities	495	495	495	495	495
Tier 1 common capital (b)	$5,058	$5,095	$5,139	$5,131	$5,181
Risk-weighted assets (a) (b)	$61,842	$63,355	$67,124	$70,135	$73,207
Tier 1 common capital ratio (b)	8.18%	8.04%	7.66%	7.32%	7.08%

Total shareholders’ equity	$7,029	$7,035	$7,093	$7,183	$7,152
Less:
Fixed rate cumulative perpetual preferred stock	2,151	2,145	2,140	2,134	2,129
Goodwill	150	150	150	150	150
Other intangible assets	8	8	10	11	12
Tangible common equity	$4,720	$4,732	$4,793	$4,888	$4,861
Total assets	$59,263	$59,590	$63,630	$67,370	$67,548
Less:
Goodwill	150	150	150	150	150
Other intangible assets	8	8	10	11	12
Tangible assets	$59,105	$59,432	$63,470	$67,209	$67,386
Tangible common equity ratio	7.99%	7.96%	7.55%	7.27%	7.21%

(a) Tier 1 capital and risk-weighted assets as defined by regulation.

(b) December 31, 2009 Tier 1 capital and risk-weighted assets are estimated.